Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-256605 and 333-279754) and Forms S-8 (No. 333-234256, No. 333-225393, and No. 333-266983) of Business First Bancshares, Inc. of our reports dated March 7, 2025, with respect to the consolidated financial statements (on which our report is unqualified) of Business First Bancshares, Inc. and the effectiveness of internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), included in this Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ Forvis Mazars, LLP
Fort Worth, Texas
March 7, 2025